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      CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                    (After Issuance of Stock)

                 FIRST AMERICAN SCIENTIFIC CORP.

          We the undersigned, Jack Lovelock, President and Robert
Dinning, Secretary, of FIRST AMERICAN SCIENTIFIC CORP. do hereby certify:

          That the Board of Directors of said corporation at a meeting duly convened, held on the 18th day of May, 1998, adopted resolutions to amend the original articles as follows:

          Article VI is hereby amended to read as follows:

          The total authorized capitalization of this Corporation shall be and is the sum of 100,000,000 shares of Common stock at $0.001 par value, said stock to carry full voting power and the said shares shall be issued fully paid at such time as the Board of Directors may designate in exchange for cash, property, services, the stock of other corporations or other values, rights, or things, and the judgment of the Board of Directors as to the value thereof shall be conclusive.

          The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 49,326,018; that the said change and amendment have been consented to and approved by a majority of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

          Dated this 20th day of August, 1998.

                                   /s/ Jack Lovelock, President

                                   /s/ Robert Dinning, Secretary

     On August 20, 1998, personally appeared before me, a Notary
Public, Jack Lovelock, President, and Robert Dinning, Secretary, who acknowledged that they executed the above instrument.

                         /s/ John P.  Lakes
                         Barrister, Solicitor and Notary Public,
                         residing in the Municipality of West
                         Vancouver, British Columbia, Canada

My Commission Expires:

Lifetime in British Columbia